Exhibit 10.4

NOBLE AFFILIATES, INC.

DEFERRED COMPENSATION PLAN

THIS PLAN, made and executed by NOBLE AFFILIATES, INC., a Delaware corporation (the “Company”),

WITNESSETH THAT:

WHEREAS, the Company has heretofore established the Noble Affiliates Thrift Restoration Plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and its participating affiliates; and

WHEREAS, the Company now desires to amend the Noble Affiliates Thrift Restoration Plan to make certain changes;

NOW, THEREFORE, in consideration of the premises and pursuant to the provisions of Section 4.1 thereof, the Noble Affiliates Thrift Restoration Plan is hereby amended by restatement in its entirety effective as of August 1, 2001, to read as follows:

ARTICLE 1

Definitions

Unless the context clearly indicates otherwise, when used in this Plan:

1.1           “Account” shall mean the account or accounts established by an Employer for a particular Participant pursuant to Article 3 of the Plan.

1.2           “Administrator” shall mean the Employee Benefits Committee or such other person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 12 of the Plan.

1.3           “Applicable Employer” shall mean the Employer that employs or last employed a Participant.

1.4           “Base Salary” shall mean the annual base salary payable to a Participant by an Employer excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plan sponsored by an Employer.

1.5           “Beneficiary” shall mean the person(s) or entity designated as such in accordance with Article 11 of the Plan.

1.6           “Bonus” shall mean amounts paid to the Participant by an Employer under the Company’s Short Term Incentive Plan or any other bonus designated by the Administrator before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plan sponsored by an Employer.

1.7           A “Change in Control” shall be deemed to have occurred if:

(a)           individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least fifty-one percent (51%) of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(b)           the stockholders of the Company shall approve a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

(c)           the stockholders of the Company shall approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or

(d)           any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate twenty-five percent (25%) or more of either (1) the then outstanding shares of common stock, par value $3.33-1/3 per share, of the Company (“Common Stock”) or (2) the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company.  Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.

Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of subparagraph (d) of this Section 1.7 solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Company shall be deemed to have occurred for purposes subparagraph (d) of this Section 1.7.

1.8           “Company” shall mean Noble Affiliates, Inc., a Delaware corporation.

1.9           “Employer Qualified Plan Credit” shall mean the credit to Participant’s Account established for such purposes pursuant to Section 3.2 of the Plan.

1.10         “Crediting Rate” shall mean (i) for a month commencing prior to January 1, 2002, the monthly rate that is equivalent to an annual rate equal to 2% above the prime rate as published in The Wall Street Journal on the first business day of such month, and (ii) for periods after December 31, 2001, an effective annual yield equal to the greater of (1) 125% of the 120-month rolling average of ten-year Treasury Notes or (2) the 120-month rolling average of the Prime Rate.  The Crediting Rate for periods after December 31, 2001, shall be determined annually by the Administrator as of the September preceding the beginning of the Plan Year to which such rate shall apply and shall be compounded monthly.

1.11         “Disability” shall mean the total and permanent incapacity of a Participant to perform the usual duties of his or her employment with an Employer as determined by the Administrator.  Such incapacity shall be deemed to exist when certified by a physician acceptable to the Administrator.

1.12         “Eligible Employee” shall mean the President of the Company and any other employee of  an Employer who has been designated by the President as an Eligible Employee for the purposes of this Plan.

1.13         “Employer” shall include the Company and any other incorporated or unincorporated trade or business that may adopt both the Qualified Plan and this Plan.

1.14         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.15         “Financial Hardship” shall mean a severe financial hardship to a Participant that results from a sudden and unexpected illness or accident of the Participant or of the spouse or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, the loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant that cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent that such liquidation would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.  Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

1.16         “Participant” shall mean an Eligible Employee or former Eligible Employee for whom an Account is being maintained under the Plan.

1.17         “Participant Election Form” shall mean the form or forms which constitute a written agreement to make a deferral and to elect the form of distributions under the Plan submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan.  The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

1.18         “Plan Year” shall mean the calendar year.

1.19         “Qualified Plan” shall mean the Noble Affiliates Thrift and Profit Sharing Plan as amended from time to time.

1.20         “Retirement” shall mean Termination of Employment on or after the Retirement Eligibility Date for any reason other than death or Disability.

1.21         “Retirement Eligibility Date” shall mean the earlier of (i) the date on which the Participant attains age sixty-five (65), (ii) the date on which the Participant has both attained age fifty-five (55) and completed at least five (5) Years of Service, or (iii) the date on which the Participant has completed at least twenty (20) Years of Service.

1.22         “Scheduled Withdrawal” shall mean the distribution elected by the Participant pursuant to Article 7 of the Plan.

1.23         “Settlement Date” shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. The Settlement Date for installment payments, a delayed Retirement benefit or a Scheduled Withdrawal shall be the last day of January of the Plan Year for which distribution is elected.  The Settlement Date shall otherwise be within sixty (60) days following the event triggering the payout.  In the case of death, the event triggering payout shall be deemed to occur upon the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant’s death.

1.24         “Statutory Limitations” shall mean any statutory, regulatory or administrative limitation on or affecting salary reduction or matching contributions to the Qualified Plan, or on compensation taken into account in calculating employer or employee contributions to the Qualified Plan.

1.25         “Termination of Employment” shall mean the date as of which a Participant is no longer employed by any Employer.  Transfers of employment between Employers shall not be considered to be a Termination of Employment for the purposes of this Plan.

1.26         “Unscheduled Withdrawal” shall mean a distribution elected by the Participant pursuant to Article 8 of the Plan.

1.27         “Valuation Date” shall mean the date specified by the Administrator that is no more than sixty (60) days preceding the date a payment is to be made pursuant to the Plan.

1.28         “Withdrawal Penalty” shall mean the ten percent (10%) penalty deducted from an Account as a result of an Unscheduled Withdrawal pursuant to Article 8 of the Plan.

1.29         “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with the Employers, beginning on the date the Participant first began service with an Employer, and counting each anniversary thereof.  Transfers of employment between Employers shall not be an interruption of continuous employment with the Employers for the purposes of this Plan.

ARTICLE 2

Participation

2.1           Elective Deferral.  Each year an Eligible Employee may elect to defer any whole percentage of Base Salary and/or Bonus up to fifty percent (50%) of Base Salary and one hundred percent (100%) of Bonus earned by the Participant during the Plan Year.  If a Participant ceases to meet the definition of an Eligible Employee, the Participant shall continue as a Participant in the Plan but shall not be entitled to make further deferrals under the Plan until such time as the Participant is again designated as an Eligible Employee by the President of the Company.

2.2           Participant Election Form.  In order to make a deferral, an Eligible Employee must submit a Participant Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the period during which the Base Salary or Bonus is earned, except that with respect to the first Plan Year to which this amendment and restatement is applicable, the Participant shall submit a Participant Election Form no later than thirty (30) days after the effective date of this restatement. The Administrator may establish a special enrollment period for an Eligible Employee hired during a Plan Year to allow deferrals of Base Compensation or Bonus earned during the balance of such Plan Year after such enrollment period.  The Participant shall be required to submit a new Participant Election Form on a timely basis in order to defer a percentage of Bonus or to change the Participant’s deferral election with respect to Base Salary for a subsequent Plan Year.  If no Participant Election Form is filed during the prescribed enrollment period, the Participant’s election regarding deferral of Base Salary for the prior Plan Year shall continue in force for the next Plan Year.  However, no election regarding Bonus shall be applied to a subsequent Plan Year.

ARTICLE 3

Accounts

3.1           Participant Deferral Accounts.  Solely for recordkeeping purposes one or more Participant Deferral Accounts (segregated based on form and timing of payout) shall be maintained for each Participant and shall be credited with the Participant’s deferrals directed to each Account at the time such amounts would otherwise have been paid to the Participant.  Amounts credited to a Participant’s Participant Deferral Account shall be fully vested at all times and shall be deemed to be credited with notional earnings at the Crediting Rate from the date credited to the Account through the Valuation Date.

3.2           Employer Qualified Plan Credit Account.  For each Plan Year in which the Participant makes a deferral under this Plan, the Participant’s Employer Qualified Plan Credit Account shall be credited with an amount equal the maximum Employer matching contributions that would have been provided to the Participant under the Qualified Plan had the Participant’s elected deferral under the Qualified Plan been contributed to the Qualified Plan without regard to the Statutory Limitations.  The Employer Qualified Plan Credit for each Plan Year shall be reduced by the amount of Employer matching contributions, if any, actually credited to the Participant under the Qualified Plan for such Plan Year. The Employer Qualified Plan Credit shall be credited to the Participant’s Employer Qualified Plan Credit Account as soon as is practicable but in no event later than the first day of the Plan Year following the Plan Year for which the Employer matching contribution was or would have been made under the Qualified Plan. Amounts credited to a Participant’s Employer Qualified Plan Credit Account shall vest at the time and under the conditions such amounts would have vested under the Qualified Plan had such contributions been made to the Qualified Plan, and shall be deemed to be credited with notional earnings at the Crediting Rate from the date credited to the Account through the Valuation Date.  Notwithstanding the foregoing, upon a Change in Control, all amounts credited to the Participant’s Employer Qualified Plan Credit Account (including notional earnings thereon) shall be fully vested.

3.3           Prior Accounts.  The amount credited to a Participant’s Deferral Account under the Noble Affiliates Thrift Restoration Plan as of July 31, 2001, shall be credited to his or her Participant Deferral Account under this Plan as of August 1, 2001.  The amount credited to a Participant’s Matching Account under the Noble Affiliates Thrift Restoration Plan as of July 31, 2001, shall be credited to his or her Employer Qualified Plan Credit Account under this Plan as of August 1, 2001.

3.4           Statement of Accounts.  The Administrator shall provide each Participant with statements at least annually setting forth the Participant’s Account balances as of the end of each year.

ARTICLE 4

Benefits

4.1           Retirement Benefits.  In the event of the Participant’s Retirement, the Participant shall be entitled to receive an amount equal to the total balance of the Participant’s Accounts credited with notional earnings as provided in Article 3 through the Valuation Date.  The benefit payable pursuant to this Section 4.1 shall be paid in a single lump sum unless the Participant has made an effective election to have the benefit paid in annual installments over a period of not more than fifteen (15) years as specified by the Participant in such election.  An installment distribution will be paid in annual installments determined each year by dividing the then undistributed total balance of the Participant’s Accounts, as adjusted on each December 31 during the installment period for interest for the year then ended using the Crediting Rate applicable for such year, by the number of remaining installments to be paid to or with respect to such Participant.  The benefit payable to a Participant pursuant to this Section 4.1 shall be paid or commence being paid, as the case may be, on the Settlement Date following his or her Retirement unless such Participant has made an effective election to defer such payment or commencement of payments to January of one of the following five (5) Plan Years.  For the purposes of this Section 4.1, an installment distribution or deferred payment election (and any subsequent revocation thereof or change with respect thereto) shall be made by a Participant on a form prescribed by and filed with (or as directed by) the Committee; provided, however, that no such election, revocation or change shall become effective for the purposes of the Plan unless the Participant completes thirteen (13) months of continuous employment with the Employers after the date of filing such election with (or as directed by) the Committee.

4.2           Termination Benefit.  Upon Termination of Employment other than by reason of Retirement, Disability or death, the Applicable Employer shall pay to the Participant a termination benefit equal to the total vested balance of the Participant’s Accounts credited with notional earnings as provided in Article 3 through the Valuation Date.  The termination benefit shall be paid in a single lump sum on the Settlement Date following the Participant’s Termination of Employment.

4.3           Small Benefit Exception.  Notwithstanding the foregoing, in the event the sum of all Account balances payable to the Participant is less than fifty thousand dollars ($50,000), the Applicable Employer may, in its sole discretion, elect to pay such Account balances in a single lump sum payable on the last day of the month in which such amounts first become payable.

ARTICLE 5

Death Benefits

5.1           Survivor Benefit Before Benefits Commence.  If the Participant dies prior to commencement of benefits under Articles 4, the Applicable Employer shall pay to the Participant’s Beneficiary a death benefit equal to the total balance on death of all of the Participant’s Accounts credited with notional earnings as provided in Article 3 through the Valuation Date.  The death benefit shall be paid in a single lump sum on the Settlement Date following the date the Participant’s death is established by reasonable documentation.

5.2           Survivor Benefit After Benefits Commence.  If the Participant dies after benefits have commenced under Article 4, upon receiving reasonable documentation of the Participant’s death the Applicable Employer shall pay to the Participant’s Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period such benefits would have been paid to the Participant.  If the Participant dies after benefits have commenced under Article 7 but prior to complete distribution of such benefits, the remaining balance of benefits payable under Article 7 shall be paid to the Participant’s Beneficiary in a single lump sum on the Settlement Date following the date the Participant’s death is established by reasonable documentation.

5.3           Small Benefit Exception.  Notwithstanding the foregoing, in the event the sum of all Account balances payable to a Beneficiary is less than fifty thousand dollars ($50,000), the Applicable Employer may, in its sole discretion, elect to pay such Account balances in a single lump sum payable on the last day of the month in which such amounts first become payable.

ARTICLE 6

Disability

6.1           Disability.  Upon a Participant’s Termination of Employment by reason of Disability, the amounts credited to such Participant’s Accounts shall be distributed  at the time or times and in the manner applicable to a Retirement under the provisions of Section 4.1 and 4.3.

ARTICLE 7

Scheduled Withdrawal

7.1           Election.  The Participant may make an irrevocable election on the Participant Election Form at the time of making a deferral of Base Salary or Bonus to take a Scheduled Withdrawal from the Account established by the Participant for such purpose, including any earnings credited thereon.  The Participant may elect to receive the Scheduled Withdrawal in any Plan Year that begins at least two (2) years after the enrollment period in which such Scheduled Withdrawal is elected, and may elect to have the Scheduled Withdrawal distributed over a period of up to four (4) years.  The Participant may irrevocably elect to make additional deferrals into such Scheduled Withdrawal Account in subsequent Participant Election Forms that are effective for Plan Years before the Plan Year in which the Scheduled Withdrawal is to be made or commence being made, but may not elect another Scheduled Withdrawal date or establish another Scheduled Withdrawal Account until all of the amounts in the existing Scheduled Withdrawal Account have been paid out.  No Scheduled Withdrawal shall be available from an Employer Qualified Plan Credit Account.

7.2           Maximum Scheduled Withdrawal.  The Participant shall be entitled to elect a Scheduled Withdrawal of any whole percentage up to one hundred percent (100%) of the relevant deferral credited with notional earnings as provided in Article 3 through the Valuation Date.

7.3           Timing of Scheduled Withdrawal.  The Scheduled Withdrawal shall be paid by the Applicable Employer to the Participant in the form elected beginning no later than the last day of January of the Plan Year elected by the Participant in the Participant Election Form unless such date is preceded by the Participant’s Termination of Employment. In the event of a Participant’s Termination of Employment prior to the date elected for the Scheduled Withdrawal or prior to completion of all scheduled installment payments of such Scheduled Withdrawal, the unpaid Scheduled Withdrawal shall be paid in the form of a single lump sum on the Settlement Date following such Termination of Employment.  In the event such Termination of Employment is as a result of the Participant’s death, the Scheduled Withdrawal shall be paid to the Participant’s beneficiary in a single lump sum on the Settlement Date following the date the Participant’s death is established by reasonable documentation.

7.4           Scheduled Withdrawal Upon Change in Control.  Within fourteen (14) days following the occurrence of a potential Change in Control, a Participant may irrevocably elect, on a form prescribed by and filed with the Administrator, to receive a distribution of the entire amount credited to each of his or her Accounts if a Change in Control occurs during the twenty-four (24) month period following the occurrence of said potential Change in Control.  The distribution to be made to a Participant pursuant to this Section shall be paid in a single lump sum no later than sixty (60) days following the occurrence of a Change in Control during the period to which such Participant’s election under this Section pertains, and shall include notional earnings as provided in Article 3 through the Valuation Date.  For the purposes of this Section, a potential Change in Control shall be deemed to have occurred if (i) the Company enters into an agreement or arrangement the consummation of which would result in the occurrence of a Change in Control, (ii) any person (within the meaning of Section 1.7(d)) publicly announces an intention to take action the consummation of which would constitute a Change in Control, or (iii) the Board of Directors of the

Company authorizes the taking of action the consummation of which would constitute a Change in Control.

ARTICLE 8

Unscheduled Withdrawal

8.1           Election.  A Participant (or, after the Participant’s death, a Beneficiary) may take an Unscheduled Withdrawal from a fully vested Account at any time.  The Unscheduled Withdrawal shall be paid no later than the last day of the month following the month in which the Unscheduled Withdrawal is requested.  After an Unscheduled Withdrawal, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period following one full calendar year from the date of the Unscheduled Withdrawal.  Only one Unscheduled Withdrawal shall be permitted in each Plan Year.

8.2           Withdrawal Penalty.  There shall be a Withdrawal Penalty deducted from the Account prior to an Unscheduled Withdrawal from such Account equal to ten percent (10%) of the Unscheduled Withdrawal.

ARTICLE 9

Financial Hardship Distribution

9.1           Financial Hardship Distribution.  If the Administrator determines that a Participant has incurred a Financial Hardship, the Administrator in its sole discretion may accelerate distributions of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship.  After a Financial Hardship distribution, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period following one full calendar year from the date of the Financial Hardship distribution.  No distribution shall be made to a Participant pursuant to this Section 9.1 unless such Participant requests such a distribution in writing and provides to the Administrator such information and documentation with respect to his or her Financial Hardship as may be requested by the Administrator.

ARTICLE 10

Amendment and Termination of Plan

10.1         Amendment or Termination of Plan.  At any time prior to a Change in Control, the Board of Directors of the Company may amend or terminate the Plan, provided, however, that (i) no such amendment shall reduce the Crediting Rate applicable to a Participant’s Account balance or installment distribution without the consent of such Participant (or, if deceased, his or her Beneficiary), and (ii) no such amendment or termination may reduce or further defer the payment of a Participant’s Account balance or installment distribution without the consent of such Participant (or, if deceased, his or her Beneficiary).  If the Board of Directors of the Company terminates the Plan, the date of such termination shall be treated as a Termination of Employment for the purpose of calculating the Plan benefit payable to a Participant, and the Applicable Employer shall pay to each Participant or Beneficiary of a deceased Participant the benefit such Participant or Beneficiary would be entitled to receive under Article 4 or 5 of the Plan, except that such benefit shall be paid in a single lump sum on the last day of the month following the month in which the termination of the Plan occurs.  During the twenty-four (24) month period following a Change in Control, no amendment or termination of the Plan shall become effective with respect to a Participant or Beneficiary of a deceased Participant without the prior written consent of such Participant or Beneficiary.  After the twenty-four (24) month period following a Change in Control, the Board of Directors of the Company shall have the same right to amend or terminate the Plan as such Board had prior to such Change in Control.

ARTICLE 11

Beneficiaries

11.1         Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

11.2         Revision of Designation.  The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.  Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the former spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has been designated as Beneficiary.

11.3         Successor Beneficiary.  If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant in the form of a lump sum payable no later than the last day of the month following the month in which the primary Beneficiary’s death is established by reasonable documentation.

11.4         Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.

ARTICLE 12

Administration/Claims Procedures

12.1         Administration.  The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion to (i) interpret the Plan, (ii) decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations and determinations of the Administrator with respect to Plan matters shall be final, conclusive and binding on all persons affected thereby.  No person or member of any committee acting as the Administrator shall be liable for any determination, decision or action made or taken in good faith with respect to the Plan.

12.2                 Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim by the Administrator.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim (including applicable time limits and a statement of the claimant’s right to bring an action following an adverse determination on review).

12.3         Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents.  The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based.

ARTICLE 13

Conditions Related to Benefits

13.1         Nature of Plan and Rights.  This Plan is unfunded and maintained by the Applicable Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Applicable Employers.  The Accounts established and maintained under this Plan by an Applicable Employer are for its accounting purposes only, and shall not be deemed or construed to create a trust fund or security interest of any kind for or to grant a property interest of any kind to any Participant, Beneficiary or estate.  The amounts credited to Accounts maintained under this Plan by an Applicable Employer are and for all purposes shall continue to be a part of the general liabilities of such Applicable Employer, and to the extent that a Participant, Beneficiary or estate acquires a right to receive a payment from an Applicable Employer pursuant to this Plan, (i) such right shall be no greater than the right of any unsecured general creditor of such Applicable Employer, and (ii) such Participant, Beneficiary or estate shall have no claim against or right to receive any payment hereunder from any other Employer.

13.2         Spendthrift Provision.  No Account balance or other right or interest under the Plan of a Participant, Beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, Beneficiary or estate.

13.3         Protective Provisions.  The Participant shall cooperate with the Applicable Employer by furnishing any and all information requested by the Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator.

13.4         Withholding.  A Participant or Beneficiary shall make appropriate arrangements with the Applicable Employer for satisfaction of any federal, state or local income, employment or other tax withholding requirements applicable to the payment of benefits under the Plan.  If no other arrangements are made, the Applicable Employer may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of Plan benefits or other amounts payable to the Participant or Beneficiary.

13.5         Assumptions and Methodology.  The Administrator shall establish the actuarial assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan.  The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments.   Such assumptions and methodology shall be outlined in detail in procedures established by the Administrator and made available to Participants and may be changed from time to time by the Administrator prior to a Change in Control.  During the twenty-four (24) month period following a Change in Control, the Administrator shall not change such assumptions and methodology without prior written consent of a majority of the Participants and Beneficiaries of deceased Participants who would be affected by such change.  After the twenty-four (24) month period following a Change in Control, the Administrator shall have the same right to change assumptions and methodology as it did prior to such Change in Control.

ARTICLE 14

Miscellaneous

14.1         Successors of the Company.  The rights and obligations of an Applicable Employer under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of such Applicable Employer.

14.2         Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with any Employer.

14.3         Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

14.4         Captions.  The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.5         Validity.  In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

14.6         Waiver of Breach.  The waiver by an Employer of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

14.7         Notice.  Any notice required or permitted to be given under the Plan to an Employer, the Administrator or a Participant or Beneficiary shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, (i) in the case of an Employer, to the principal office of such Employer, (ii) in the case of the Administrator, to the principal office of the Company, directed to the attention of the Administrator, and (iii) in the case of a Participant or Beneficiary, to the last known address of the Participant or Beneficiary as indicated on the records of the Administrator.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices may also be given by electronic means in accordance with procedures established by the Administrator.

14.8         Errors in Benefit Statement or Distributions.  In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered.  In the event of an error in a distribution, upon the discovery of such error, the Participant’s Account shall immediately be adjusted to reflect such underpayment or overpayment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error.  If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Affiliated Employer may, at its discretion, offset other amounts payable to the

Participant (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment.

14.9         Special Accelerated Distributions.  If the Internal Revenue Service assesses an income tax deficiency against a Participant on the grounds that an amount credited to his or her Account (the “Taxable Amount”) is subject to federal income tax prior to the time the payment of such amount otherwise would be made to such Participant pursuant to this Plan, the Applicable Employer shall pay the Taxable Amount to such Participant and deduct such amount from such Account.

14.10       Applicable Law.  The Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by ERISA or other applicable federal law.

14.11       Arbitration.  Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under Article 12 shall be settled by arbitration in accordance with the applicable Employment Dispute Resolution Rules of the American Arbitration Association.  Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.  The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.  The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

14.12       Administrator Release and Indemnity.  The Employers (i) hereby release each person or member of a committee acting as the Administrator from any claim, cost, expense (including reasonable attorneys’ fees and other expenses of defense), judgment, loss or liability (including any amount paid in settlement of a claim with the approval of the Company) incurred by an Employer, and (ii) shall joint and severally indemnify and hold each person or member of a committee acting as the Administrator harmless from and against any claim, cost, expense (including reasonable attorneys’ fees and other expenses of defense), judgment, loss or liability (including any amount paid in settlement of a claim with the approval of the Company) incurred by such person or committee member, that arises out of or results from any act or omission to act (including a negligent act or omission to act) by such person or committee member relating to the performance of his or her duties under the Plan, excluding, however, any such claim, cost, expense, judgment, loss or liability that arises out of or results from his or her willful misconduct or failure to act in good faith.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed to be effective as of August 1, 2001.

NOBLE AFFILIATES, INC.

By	/s/ Charles D. Davidson
Its	President and CEO